UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  September 24, 2010

STEELE RESOURCES CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	333-143970	75-3232682
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2101 Arrowhead Drive, Suite 101 Carson City, Nevada	89706
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 672-6225

STEELE RECORDING CORPORATION
 (Registrant’s former name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into Material Definitive Agreement

On September 24, 2010 the Registrant’s wholly owned subsidiary, Steele Resources, Inc. (“SRI”) entered into an Asset Purchase Agreement and Assignment of Contract pursuant to which SRI acquired the mineral lease rights to explore the Fairview Hunter Gold Exploration Project (the “Fairview Hunter Project”). The property is comprised of 115 mineral claims covering approximately 2,300 acres located 30 miles southeast of Fallon, Nevada. The Fairview Hunter Project lease has a term of ten years (through July 2020) and annual lease payments commencing at $25,000 and ending at $50,000 in the fifth year of the lease (2015). The Lessor also retains a production royalty of 3% of the Net Smelter Returns from the leased property of which SRI can buyout up to 2% of such royalty upon payment of $1,000,000 per 1% royalty amount. SRI acquired the mineral lease rights in exchange for the issuance of 500,000 shares of the Registrant’s restricted common stock and the prior lessee retained a 2% net production royalty which SRI can acquire upon payment of $1,000,000 per each 1% royalty amount. The transaction closed on September 30, 2010.

The Fairview Hunter Project lease was acquired from Durarock Resources, Inc., a company of which Scott Dockter (CEO of the Registrant) is a majority stockholder and David McClelland (a Director of the Registrant) is a less that 5% stockholder. Mr. Dockter, Mr. McClelland and Chris Whitaker (a Director of SRI) serve as directors of Durarock. The transaction was approved unanimously by both the Board of Directors of SRI and the Registrant with Mr. Dockter abstaining from such votes.

Item 8.01  Other Events

SRI has terminated its Letter of Intent with Riggs and Allen Mineral Development LLC to acquire additional claims contiguous to SRI’s existing Comstock-Tyler project. SRI did not incur any cost associated with the LOI termination.

SRI has terminated its Letter of Intent with Nevada Mine Properties II, Inc. to acquire nine exploration properties. SRI did not incur any cost associated with the LOI termination.

Item 9.01  Financial Statements and Exhibits

(b)	Exhibits

10.1	Assignment of Contract and Fairview Hunter Mineral Lease Agreement
99.1	Press Release dated September 27, 2010.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2010	STEELE RESOURCES CORPORATION

By: /s/ A. Scott Dockter
A.Scott Dockter, Chief Executive Officer

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